UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 20, 2007 (February 20, 2007)

St. Mary Land & Exploration Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado 80203

(Address of principal executive offices)                      (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.        Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 20, 2007, St. Mary Land & Exploration Company (the “Company”) issued a notice of redemption to redeem all of its outstanding 5.75% Senior Convertible Notes due 2022 (the “Notes”), which were issued pursuant to an Indenture dated as of March 13, 2002 (the “Indenture”) between the Company and Wells Fargo Bank West, N.A., as trustee. The aggregate principal amount of the outstanding Notes is $100 million. The Notes are scheduled for redemption on March 20, 2007 (the “Redemption Date”) at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date.

Pursuant to the terms of the Indenture, the holders of the Notes have the right to convert the Notes into shares of the Company’s common stock until the close of business (5:00 p.m. Eastern Time) on March 16, 2007 (the “Conversion Deadline”) at a conversion price of $13.00 per share, which is equivalent to 76.923 shares of common stock per $1,000 principal amount of the Notes surrendered for conversion.

The Company issued a press release dated February 20, 2007 announcing its issuance of the notice of redemption of the Notes. A copy of such press release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as part of this report:

Exhibit 99.1	Press release, dated February 20, 2007, issued by St. Mary Land & Exploration Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date: February 20, 2007	By:	/S/ DAVID W. HONEYFIELD
David W. Honeyfield
Vice President - Chief Financial Officer